Exhibit 10.15

CLAIRE’S INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

(For Employees)

This Restricted Stock Unit Award Agreement (this “Agreement”) is entered into by and between Claire’s Inc. (the “Company”) and the participant whose name appears below (the “Participant”) in order to set forth the terms and conditions of Restricted Stock Units (the “RSUs”) granted to the Participant under the Claire’s Inc. 2021 Long-Term Incentive Plan (the “Plan”).

Participant’s Name:

Award Type	Date of Grant	Number of RSUs	Vesting Schedule
RSUs	[•]	[•]	[•]

Subject to the attached Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, the Company hereby grants to the Participant, effective as of the Date of Grant, the number of RSUs, with the Vesting Schedule as set forth above. Capitalized terms used but not otherwise defined herein or in the attached Terms and Conditions shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Agreement as of the Date of Grant.

CLAIRE’S INC.		PARTICIPANT

By:
	Name: [•]	Name: [•]
Title: [•]

PLEASE RETURN ONE SIGNED COPY OF THIS AGREEMENT TO:

Claire’s Inc.

2400 West Central Road

Hoffman Estates, IL 60192

Attn: [•]

CLAIRE’S INC.

CLAIRE’S INC. 2021 LONG-TERM INCENTIVE PLAN

Terms and Conditions of RSU Grant

1.

GRANT OF RSUs. The RSUs have been granted to the Participant as an incentive for the Participant to continue to provide services to the Company and its Subsidiaries, including any Subsidiary employing the Participant (the “Employer”), and to align the Participant’s interests with those of the Company. Each RSU corresponds to one Common Share. Each RSU constitutes a contingent and unsecured promise by the Company to deliver one Common Share on the settlement date, as set forth in Section 3.

2.

VESTING; FORFEITURE. The RSUs shall vest in accordance with the Vesting Schedule, subject to the Participant not having a Separation from Service prior to the applicable vesting date. All unvested RSUs shall be immediately forfeited upon the Participant’s Separation from Service for any reason. All RSUs that have not settled, whether vested or unvested, shall be immediately forfeited upon the Participant’s (i) Separation from Service due to the Participant’s termination by the Company or its Subsidiaries for Cause (as defined below) or (ii) breach of any restrictive covenants to which the Participant is subject with respect to the Company or its Affiliates [(including, without limitation, those set forth in the Restrictive Covenant Agreement (as defined below))][1].

As used herein, “Cause” has the meaning set forth in the Participant’s service agreement, if any, and, if not so defined, means (1) the Participant’s conviction of or indictment for any crime (whether or not involving the Company or any of its Subsidiaries) (A) constituting a felony or (B) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any of its Subsidiaries; (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or any of its Subsidiaries; (3) any material violation of the policies of the Company, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or any of its Subsidiaries; (4) the Participant’s act(s) of gross negligence or willful misconduct in the course of his or her employment or service with the Company or any of its Subsidiaries; (5) misappropriation by the Participant of any assets or business opportunities of the Company or any of its Subsidiaries; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Company or willful or repeated failure or refusal to perform such duties. If, subsequent to the termination of a Participant for any reason other than by the Company or any of its Subsidiaries for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Board, be deemed to have been terminated by the Company for Cause for

[1]	Note to Draft: Add if applicable.

all purposes under the Plan, and the Participant shall be required to repay to the Company all amounts received by him or her in connection with RSUs following such termination that would have been forfeited under this Agreement had such termination been by the Company for Cause. In the event that there is a service agreement otherwise defining Cause, “Cause” shall have the meaning provided in such agreement, and a termination by the Company for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or service agreement are complied with.

3.

SETTLEMENT. Except as otherwise set forth in the Plan, the RSUs will be settled in Common Shares, and the Participant shall receive the number of Common Shares that corresponds to the number of RSUs that have become vested as of the vesting date, which Common Shares shall be delivered on the date that is no later than forty-five (45) days following the vesting date, as determined in the Committee’s sole discretion.

4.

DIVIDEND EQUIVALENT PAYMENTS. Until the RSUs settle in Common Shares, if the Company pays a dividend on Common Shares, the Participant will be entitled to a payment in the same amount as the dividend the Participant would have received if he or she held Common Shares in respect of his or her vested and unvested RSUs held but not previously forfeited immediately prior to the record date of the dividend (a “Dividend Equivalent”). No such Dividend Equivalents will be paid to the Participant with respect to any RSU that is thereafter cancelled or forfeited prior to the applicable vesting date. The Committee will determine the form of payment in its sole discretion and may pay Dividend Equivalents in Common Shares, cash or a combination thereof. The Company will pay the Dividend Equivalents within forty-five (45) days of the vesting date of the RSUs to which such Dividend Equivalents relate.

5.

CHANGE IN CONTROL. In the event of a Change in Control, (i) if the Award is not continued or assumed by the successor or surviving entity or its parent in such Change in Control pursuant to Section 12(c)(i) of the Plan, or substituted for or replaced with an award with substantially similar terms and value of the successor or surviving entity or its parent pursuant to Section 12(c)(ii) of the Plan, then any portion of the RSUs that was not vested prior to such Change in Control will vest in full on the date of the Change in Control, or (ii)(x) if in connection with such Change in Control, the Award is continued or assumed by the successor or surviving entity or its parent in such Change in Control pursuant to Section 12(c)(i) of the Plan, or substituted for or replaced with an award with substantially similar terms and value of the successor or surviving entity or its parent pursuant to Section 12(c)(ii) of the Plan and (y) on or within twelve (12) months following the effective date of such Change in Control, the Participant has a Separation from Service due to a termination by the Company (or its successor or surviving entity or its parent in such Change in Control) without Cause, then any portion of the RSUs that was not vested prior to such Separation from Service will vest in full as of the date of such Separation from Service.

6.

NONTRANSFERABILITY. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated, or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Common Shares issuable hereunder, unless otherwise provided by the Committee.

7.

TAX AND WITHHOLDING. Pursuant to rules and procedures that the Company or the Employer establishes, federal, state, local or foreign income or other tax or other withholding obligations arising upon settlement of the RSUs may be satisfied, in the Committee’s sole discretion, by having the Company or the Employer withhold Common Shares, by having the Participant tender Common Shares or by having the Company or the Employer withhold cash if the Committee provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Common Shares withheld or tendered will be valued using the Fair Market Value of the Common Shares on the date the RSUs are settled. Any withholding or tendering of Common Shares shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and any withholding satisfied through a net-settlement of the RSUs shall be limited to the maximum statutory withholding requirements. The Participant acknowledges that, if he or she is subject to taxes in more than one jurisdiction, the Company or the Employer may be required to withhold or account for taxes in more than one jurisdiction.

8.	RIGHTS AS STOCKHOLDER. The Participant will not have any rights, including voting rights, as a stockholder in the Common Shares corresponding to the RSUs prior to settlement of the RSUs.

9.

SECURITIES LAW COMPLIANCE. The Company may, if it determines it is appropriate, affix any legend to the stock certificates representing Common Shares issued upon settlement of the RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. The Company may advise the transfer agent to place a stop order against such Common Shares if it determines that such an order is necessary or advisable.

10.

COMPLIANCE WITH LAW. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Common Shares issued upon settlement of the RSUs (whether directly or indirectly, whether or not for value and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation or policy of any of the exchanges, associations or other institutions with which the Company has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

11.

[RESTRICTIVE COVENANTS. As a condition precedent to the grant of the RSUs, the Participant hereby agrees to be subject to the restrictive covenants set forth in Exhibit A hereto (the “Restrictive Covenant Agreement”).][2]

[2]	Note to Draft: Add if applicable.

12.	MISCELLANEOUS.

(a)

No Right To Continued Employment or Service. This Agreement shall not confer upon the Participant any right to continue in the employ or service of the Company or a Subsidiary, including the Employer, or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan nor interfere with or limit the right of the Company or a Subsidiary, including the Employer, to modify the terms of or terminate the Participant’s employment or service at any time to the extent permitted under applicable law and subject to the Participant’s service agreement, if any.

(b)

No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or acquisition or sale of the underlying Common Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or the RSUs.

(c)

Cancellation/Clawback. The Participant hereby acknowledges and agrees that the Participant and the RSUs are subject to the terms and conditions of Section 19(o) of the Plan (regarding reduction, cancellation, forfeiture or recoupment of Awards upon the occurrence of certain specified events).

(d)

Plan to Govern. This Agreement and the rights of the Participant hereunder are subject to all of the terms and conditions of the Plan as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for the administration of the Plan.

(e)

Amendment. Subject to the restrictions set forth in the Plan, the Company may from time to time suspend, modify or amend this Agreement or the Plan. Subject to the Company’s rights pursuant to Sections 5(b), 16 and 21 of the Plan, no amendment of the Plan or this Agreement may, without the consent of the Participant, adversely affect the rights of the Participant in a material manner with respect to the RSUs granted pursuant to this Agreement.

(f)

Severability. In the event that any provision of this Agreement shall he held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)

Entire Agreement. This Agreement, the Plan [and the Restrictive Covenant Agreement] contain all of the understandings between the Company and the Participant concerning the RSUs granted hereunder and supersede all prior agreements and understandings.

(h)

Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the Participant’s death, acquire any rights hereunder in accordance with this Agreement or the Plan.

(i)

Governing Law. To the extent not preempted by federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

(j)

[Compliance with Section 409A of the Internal Revenue Code. The RSUs are intended to comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and shall be interpreted in accordance with Section 409A and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. The Company reserves the right to modify the terms of this Agreement, including, without limitation, the payment provisions applicable to the RSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to the RSUs so that the RSUs do not become deferred compensation under Section 409A.

For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A.

Notwithstanding any provision in the Plan or this Agreement to the contrary, if the Participant is a “specified employee” and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period unless another compliant date is specified in the applicable agreement. If the RSUs include a “series of installment payments” (within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii)), the Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the RSUs include “dividend equivalents” (within the meaning of Treas. Reg. § 1.409A-3(e)), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the RSUs.

Notwithstanding any provision of the Plan or this Agreement to the contrary, in no event shall the Company or an Affiliate, including the Employer, be liable to the Participant on account of failure of the RSUs to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, under Section 409A.]3

[3]	Note to Draft: For non-US awardees, replace with applicable local law provisions.

[EXHIBIT A] 4

Restrictive Covenant Agreement

[4]	Note to Draft: Add if applicable.